UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIFTH STREET SENIOR FLOATING RATE CORP.
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P. IRONSIDES PARTNERS LLC IRONSIDES P FUND L.P. ROBERT C. KNAPP RICHARD W. COHEN
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LEADING PROXY ADVISORY FIRM ISS RECOMMENDS FSFR STOCKHOLDERS VOTE FOR ALL IRONSIDES’ PROPOSALS ON GREEN CARD

Criticizes FSFR’s Prolonged Underperformance, Pervasive Discount to NAV, and Excessive Management Fees

Boston – March 31, 2016 – Ironsides Partners LLC and its affiliates (collectively, “Ironsides”), one of the largest stockholders of Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR” or the “Company”) with a combined ownership interest of approximately 6.4% of FSFR’s outstanding shares, today announced that Institutional Shareholder Services Inc. (“ISS”), one of the nation’s leading independent proxy advisory firms, has issued a report recommending that FSFR stockholders vote “FOR” the election of Robert C. Knapp and Richard W. Cohen to FSFR’s Board of Directors at the Annual Meeting of Stockholders on April 7, 2016. ISS further recommends that stockholders vote “FOR” the termination of the Company’s investment advisory agreement with Fifth Street Management LLC (“FSM”), its external manager.

Robert C. Knapp, Chief Investment Officer of Ironsides, said, “We are delighted to receive the support of ISS.  Our top priority is to create stockholder value through a sale of FSFR or a business combination which will materially eliminate the discount to NAV at which the shares trade.  Given the gross underperformance of FSFR, the horribly dilutive stock offering made by FSFR, and the unjustified incentive fees paid by FSFR, it’s time for stockholders to take action.  We urge all stockholders to follow the ISS recommendation and vote the GREEN proxy card today “FOR” the election of our nominees and “FOR” the termination of the agreement with FSM – which we believe will bring us one step closer to selling the Company and creating value for all FSFR stockholders.”

In its report issued on March 30, 2016, ISS* noted:

•	“As the company's prolonged underperformance, pervasive discount to NAV, and excessive management fees, as well as certain interconnections between the company's manager, Dimitrov, Tannenbaum, and FSAM – suggest that additional shareholder perspective on the board, as well as exploration of certain strategic alternatives, might be beneficial to shareholders, support FOR dissident nominees Robert Knapp and Richard Cohen is warranted.”

•	“A vote FOR the binding shareholder proposal to terminate the investment manager is warranted...”

•	“In addition, a vote FOR the non-binding shareholder proposal to prevent this advisor from serving as an advisor in the future, is also warranted in order to give effect to the termination contemplated by the binding shareholder proposal as well as to avoid any potential conflicts which might make the advisor unlikely to support a business combination transaction.”

In commenting on a recent settlement at another Fifth Street entity, FSC, which has significant implications on the FSFR stockholder vote, ISS noted:

•	“The terms of RiverNorth's settlement at FSC, however, which requires the dissident shareholder at that company to vote its shares at an entirely different company in line with management is unusual… [T]he settlement itself does seem to suggest that the directors who serve on both companies' boards may indeed have used the FSC settlement to put their own interests ahead of FSFR shareholders legitimately concerned about TSR underperformance, a wide and persistent discount to NAV, or excessive management fees.”

*Permission neither sought nor obtained from ISS.

For questions or assistance in voting your shares, please contact:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at: (855) 305-0856
E-mail: fixFSFR@okapipartners.com

About Ironsides

Ironsides Partners LLC is an investment management firm and SEC-registered investment adviser based in Boston, Massachusetts. The firm was founded in 2007 by Robert C. Knapp, who serves as Managing Director.

Media Contact:
Sard Verbinnen & Co.
Paul Caminiti/Meghan Gavigan/Amanda Klein
(212) 687-8080

Investor Contact:
Okapi Partners LLC
Bruce Goldfarb/Charles Garske
(212) 297-0720
fixFSFR@okapipartners.com

Ironsides has filed with the SEC, and mailed to stockholders, a definitive proxy statement with respect to its solicitation of proxies for the 2016 annual meeting of Fifth Street Senior Floating Rate Corp.   The definitive proxy statement and other documents filed by Ironsides with the SEC may be obtained free of charge at the SEC's website at www.sec.gov or by contacting Okapi Partners at fixFSFR@okapipartners.com. Investors should read the definitive proxy statement and related materials carefully before making any voting decision because they contain important information.